Exhibit 99.1

Consumers Bancorp, Inc. Announces Approval of New Branch

Location in Malvern, Ohio and Reports Fourth Quarter

and Fiscal Year End 2005 Results

Minerva, Ohio—July 26, 2005 (OTCBB: CBKM) On July 14, 2005, the Office of the Comptroller of the Currency approved Consumers National Bank’s (CNB) application to establish a new branch to offer full service banking to the Malvern, Ohio community. The Malvern branch will be located approximately one-half mile West of the intersection of Routes 183 and 43 in Carroll County Ohio. Steven L. Muckley, President and Chief Executive Officer of Consumers Bancorp, Inc. and Consumers National Bank, stated, “We are excited about expanding our presence in the Malvern community. Our new branch will allow us to provide customers added convenience along with our friendly personalized service. The Malvern branch will complement CNB’s strategic direction as CNB continues to build its infrastructure, through the construction of a new facility in Hanoverton and the installation of new ATM’s at all of its branch locations.”

Consumers Bancorp, Inc. (Consumers) today reported fourth quarter earnings per share of $0.13 compared to $0.32 for the same period ended June 30, 2004. Net income for the quarter was $276 thousand, a decrease of 59.2% from $677 thousand reported for the same quarter a year ago. Other expenses in the fourth quarter of 2005 were impacted by charges of $155 thousand, or $102 thousand after-tax, related to asset disposal, impairment and additional depreciation expense. This additional expense was attributed to replacing old ATM and computer equipment and fully depreciating assets as a result of a change in estimated useful lives. Other expenses in the fourth quarter of 2004 were reduced by $110 thousand, or $73 thousand after-tax, due to a $150 thousand reduction in the salary continuation plan, which was partially offset by $40 thousand of separation payments made to senior management personnel. Return on average assets (ROA) and return on average equity (ROE) for the fourth quarter of 2005 were 0.58% and 5.72%, respectively. This compares to ROA of 1.44% and ROE of 14.85% for the fourth quarter of 2004.

Steven L. Muckley, stated “Fourth quarter earnings were impacted due to the restructuring of the organization as we position ourselves to take advantage of new technology. We have replaced significant portions of our computer system with new computers and peripheral equipment, and will be replacing all of our ATM’s. With the recent addition of several key management personnel with significant banking experience, we believe the Bank has the proper personnel and infrastructure in place to take advantage of future growth opportunities.”

For the twelve months ended June 30, 2005, net income was $2.0 million, a decrease of 6.1% compared to $2.1 million for the same period last year. Net income per share for fiscal year-to-date 2005 was $0.91, decreasing 6.2% from $0.97 for the same period last year. ROA and ROE for the twelve months ended June 30, 2005 were 1.03% and 10.24%, respectively, compared to 1.13% and 11.65%, respectively, for the same period last year.

Consumers net interest income increased $32 thousand over the prior year’s quarter results, and increased $277 thousand over 2004 fiscal year-to-date results. The net interest margin increased to 5.00% for the quarter ended June 30, 2005 compared to 4.95% from the previous quarter ended March 31, 2005. The net interest margin decreased to 5.07% for the twelve month period ended June 30, 2005 from 5.10% for the same period in 2004.

Non-interest expense increased $743 thousand, or 10.0%, for the 2005 fiscal year-to-date from the same period last year. Other expenses for the 2005 fiscal year-to-date were impacted by charges of $217 thousand related to asset disposals, impairment and additional depreciation expense as old ATM and computer equipment were replaced and due to fully depreciating assets as a result of a change in estimated useful lives. Additionally, other expenses were impacted by higher consulting and professional fees as Consumers has reorganized and begun to position itself for future growth. Non-interest expense recorded during the twelve months ended June 30, 2004 included a non-recurring pretax charge of $70 thousand relating to separation payments due to the resignation of the Corporation’s former president and other senior management personnel.

Assets at June 30, 2005 totaled $191.1 million, an increase of $4.9 million from June 30, 2004. Total loans increased by $9.5 million and deposits increased $7.7 million during the twelve month period of June 30, 2004 to June 30, 2005.

Non-performing assets were $2.5 million at June 30, 2005, down from $2.6 million at March 31, 2005 and down from $2.9 million at June 30, 2004. Non-performing loans as a percent of the loan loss allowance represented 76.26% and 77.22% at June 30, 2005 and 2004, respectively. Net charge-offs as a percent of loans outstanding for the twelve months ended June 30, 2005 and 2004 were 0.24% and 0.22%, respectively. At June 30, 2005, the allowance as a percent of outstanding loans decreased to 1.02% as compared with 1.25% for the same period last year.

The Board of Directors of Consumers Bancorp Inc., declared a $0.09 per share cash dividend for shareholders of record on June 17, 2005 that was paid on June 27, 2005.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, and East Canton, Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors.

Contact: Steven L. Muckley, President, Chief Executive Officer & Acting Chief Financial Officer 1-330-868-7701 extension 140.

Consumers Bancorp Inc.

Consolidated Financial Highlights

June 30, 2005

(Dollars in thousands, except per share data)

	Three Month Periods Ended		Twelve Month Periods Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
EARNINGS:
Net interest income	$2,172	$2,140	$8,789	$8,512
Provision for loan losses	45	41	122	381
Other income	501	601	2,298	2,299
Other expenses	2,247	1,711	8,175	7,432
Income tax expense	105	312	835	915
Net income	276	677	1,955	2,083

Net income per share –
Basic	$0.13	$0.32	$0.91	$0.97

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.58%	1.44%	1.03%	1.13%
Return on average equity	5.72	14.85	10.24	11.65
Net interest margin FTE	5.00	5.00	5.07	5.10

MARKET DATA:
Book value/common share	$9.00	$8.44
Market close, bid	17.00	23.00
Period end common shares	2,143,444	2,146,281
Average equity: avg. assets	10.12%	9.70%	10.04%	9.74%
Average common shares	2,143,444	2,146,281	2,145,432	2,146,281

ASSET QUALITY:
Net charge-offs/(recoveries)	$(5)	$52	$353	$313
Non-performing assets	2,521	2,855
Allowance for loan losses (ALLL)	1,523	1,753
Net charge-offs to Total Loans (Annualized)	—%	0.15%	0.24%	0.22%
ALLL to Total Loans	1.02%	1.25%

ENDING BALANCES:
Assets	$191,180	$186,237
Deposits	162,499	154,768
Loans, net	148,139	138,392
Securities, available for sale	24,887	30,141
Federal Home Loan Bank borrowings	2,335	6,757
Shareholders’ Equity	19,297	18,110